Exhibit 16.1

May 10, 2012

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements in the Form 8-K dated May 10, 2012, of AGR Tools, Inc. (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm.

We have no basis to agree or disagree with any other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ M&K CPAS, PLLC